PROSPECTUS SUPPLEMENT DATED JULY 9, 2004

(To Prospectus dated November 29, 2001)

Registration Statement No. 33-73038
Rule 424(b)(3)

9,932,000 Shares

Taubman Centers, Inc.

Common Stock

_______________________________________

        This Prospectus Supplement relates to the potential offer and sale, from time to time, by the Selling Shareholders, of up to 9,932,000 shares of the Company’s common stock, if and to the extent that such Selling Shareholders redeem their units of partnership interest in The Taubman Realty Group Limited Partnership (“TRG”) for shares of the Company’s common stock. This Prospectus Supplement updates certain information included in our Prospectus dated November 29, 2001, and should be read together with the Prospectus, which is to be delivered with this Prospectus Supplement. The section entitled “Selling Shareholders” is hereby revised as follows:

SELLING SHAREHOLDERS

        The Company has made a continuing offer (the “Continuing Offer”) to certain partners in TRG to exchange their units of partnership interest in TRG (the “Units”) for shares of the Company’s common stock. All of the shares of common stock being offered under this prospectus are being sold by the Selling Shareholders named below. Although, as of this date, none of the Selling Shareholders has indicated a present intent to exchange their Units for shares of the Company’s common stock pursuant to the Continuing Offer, the Company is required to register the shares that would be received as a result of any exchange for resale under the Securities Act.

        The registration of these shares does not necessarily mean that the Company will issue any shares of common stock or that the Selling Shareholders will exchange their Units for common stock or subsequently offer or sell any of their shares.

        The following table sets forth, to our knowledge, certain information regarding the Selling Shareholders’ ownership of our common stock as of July 7, 2004. The table assumes that each Selling Shareholder is the beneficial owner of only those shares it has a right to acquire under the Company’s Continuing Offer, that each Selling Shareholder sells all shares it owns, and that each Selling Shareholder does not acquire any additional shares.

Name of Selling Shareholder	Beneficial Ownership of Common Stock (1)	Shares Being Sold (1)
Joe E. Burkhardt and Juanita J. Burkhardt, as Trustees of the	28,550	28,550
Burkhardt Family Trust
Gloria Dobbs	107,877	107,877
Leonard Dobbs	107,877	107,877
Max M. Fisher, Trustee of The Max M. Fisher Revocable Trust	393,337	393,337
Craig Gordon	18,448	18,448
Scott Gordon	18,448	18,448
Sheldon M. Gordon	132,826	132,826
Gayle T. Kalisman	5,925	5,925
James R. Keegan	3,690	3,690
Richard P. Kughn	772,399	772,399
The Kughn Real Properties Company	101,333	101,333
Robert C. Larson, Trustee of The Robert C. Larson Revocable Trust	1,161,841	1,161,841
Marvin G. Leech	139,648	139,648
Jay E. Liebig	3,690	3,690
Courtney Lord	367,153	367,153
Roslyn R. Lyon, as Trustee of The R. R. Lyon Living Trust	7,380	7,380
Roslyn R. Lyon and Duffy Lyon Hurwin, as Trustees of the Residuary	7,380	7,380
Trust - Leonard Z. Lyon
Edward F. Meltzer, Jr	3,690	3,690
Auri Neal Naggar	29,985	29,985
Avner Naggar and Gloria Frank Naggar, as Trustees of The Avner &	9,875	9,875
Gloria Frank Naggar Living Trust
David Naggar	29,985	29,985
Ron Naggar	29,985	29,985
Tamara Naggar	29,985	29,985
Michaela Naggar Bourne	29,985	29,985
Marilyn L. Neustadt	14,759	14,759
Norfolk Place Limited Partnership	190,909	190,909
Margaret Putnam	20,154	20,154
R&W-TRG, LLC	782,980	782,980
Alan Simon, as Trustee of the Deborah Lyon Simon Revocable Trust	66,413	66,413
Robert S. Taubman, Chairman of the Board, President and Chief	5,925	5,925
Executive Officer (2)
William S. Taubman, Executive Vice President and Director(2)	5,925	5,925
Sidney R. Unobskey, as Trustee of The Sidney and Nancy Unobskey	304,538	304,538
Family Trust
Assignees of Partners Not Eligible to Accept the Continuing Offer(3)	4,999,105	4,999,105

Total	9,932,000	9,932,000

1.	The number of shares is based on the exchange rates under the Company’s Continuing Offer of one share of the Company’s common stock for each tendered Unit.

2.	Excludes shares of common stock that may be received in exchange for Units of Partnership Interest that are subject to vested incentive options granted under TRG’s 1992 Incentive Option Plan.

3.	Certain partners in TRG who are affiliates of A. Alfred Taubman have been excluded from the Continuing Offer, however, their assignees may, subject to certain limitations, accept the Continuing Offer. The Company is not aware of any excluded partner’s present intent to dispose of any Units.

        Pursuant to the TRG partnership agreement, the partners may transfer their Units under certain circumstances or TRG may issue additional Units to new investors. The Company may amend the Continuing Offer to include those transferees and new investors with the result that such transferees and new investors would become Selling Shareholders. We may file one or more supplemental prospectuses pursuant to Rule 424 under the Securities Act to set forth the required information regarding any additional Selling Shareholders.

Of the 10,000,000 shares originally registered under the Prospectus, the Selling Shareholders have sold 68,000 shares of common stock.